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                                                                    EXHIBIT 10.1


March 12, 2008

Mr. Marcus Johnson, President
Geneva Resources, Inc.
1005 Terminal Way, Suite 110
Reno, NV 89502

Re: Engagement Letter of Agreement for Geneva Resources Inc.

Dear Mr. Johnson:

We are pleased to submit to you this binding Engagement Letter (the "Agreement") that sets forth the arrangement whereby the Badner Group LLC ("Badner") will provide Geneva Resources Inc. ("the Company") with consulting services.

We propose to offer the following services, as may be appropriate:

     o Business development and business affairs consulting in Peru relative to the Company's interest in developing and expanding its business in Peru and acquiring mining properties in the country. These services will include: introductions to important members of the Peruvian mining sector; assisting the Company in identifying and negotiating possible acquisitions; government and public affairs assistance and counseling; and liaison with the Lima Stock Exchange pursuant to a possible listing of the Company's securities.

     o Liaison services with respect to a possible listing of the Company's securities on the American Stock Exchange ("AMEX").

     o    Public relations consulting services as set forth below:

     o    Writing and dissemination of approved press releases.

     o Development and placement of a steady stream of articles, feature stories, and senior management interviews in traditional and online media outlets, including important US, Canadian, and Latin American newspapers, magazines, television networks, radio programs, and financial and business Websites. There will be a special emphasis on strategic media placements aimed at raising awareness of the Company in support of its investor relations and financial public relations needs and objectives.

     o Render such other consulting services as may be appropriate to facilitate the Company's development and growth.


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Our proposed services under this Agreement are subject to the following conditions (all consideration payable in US Dollars unless otherwise agreed):

1.   RETAINER CONSIDERATION: $15,000 per month.

2. EXPENSES: The retainer consideration shall include routine disbursements and expenses. The Company shall reimburse Badner for approved, non-routine disbursements and expenses, including Peru-related travel, in connection with this agreement.

3. TERM: The term of this Agreement is twelve (12) months. Either party may cancel this Agreement at any time for any reason by written notice no less than 30 days before the effective cancellation date.

4. LAW OF CONTRACT: This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to its conflict of laws, principles or rules.

5. INUREMENT: This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and authorized assigns. Any attempt by either party to assign any rights, duties or obligations that may arise under this Agreement without the prior written consent of the other party shall be void.

6. ENTIRE AGREEMENT AND SEVERANCE: This document contains the entire agreement between the parties with respect to the subject matter hereof, and neither party is relying on any agreement, representation, warranty, or other understanding not expressly stated herein. In the event that any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any circumstances, the remaining provisions shall nevertheless remain in full force and effect and shall be construed as if the unenforceable portion or portions were deleted.

7.   CONFIDENTIALITY,  NON-DISCLOSURE,  NON-COMPETITION  AND  NON-CIRCUMVENTION:
     Badner covenants, promises and agrees that it will be provided with confidential, proprietary and valuable information by the Company about its clients, properties, prospects and financial circumstances from time to time during the currency of this Agreement, in order to permit Badner to properly, effectively and efficiently carry out its tasks, duties and activities hereunder. However, by providing such disclosure of Confidential Information to Badner, the Company relies on Badner to hold such information as confidential and only disclose the same to those parties, whether directors, officers, employees, agents, representative or clients and contacts of Badner "who need to know", in order that Badner can carry out the objects of this Agreement as provided for herein and as communicated as between the Company and Badner during the currency of this Agreement. Due to the nature of the relationship of Badner to the Company and the promotional character of Badner's representation of the Company's interests under this Agreement, no more precise limitations can be placed on Badner's use and disclosure of Confidential Information received from the Company pursuant hereto than as described herein.


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     The  general  nature  of the  Agreement  between  the  parties  is  that of independent contractor and consultant, whereby Badner will act on the Company's behalf in the promotion of the Company's interests in Peru and by way of introductions, consulting to and advising of the Company on areas related to its public relations, business development and public market presence including its seeking an AMEX listing. With the broad mandate and scope of this relationship the Company must rely on the duty of good faith that Badner owes the Company as provide under this Agreement, in making disclosure of Confidential Information about business opportunities and competitive advantages which the Company has cultivated and developed. All Confidential Information is disclosed to Badner on the strict condition that it will not now or at any future time use such Confidential Information received from the Company hereunder in any manner inconsistent with the best interests of the Company, except with the express written permission of the Company. The result of these terms and conditions of disclosure of Confidential Information to Badner by the Company is that Badner will:

     (a) Only disclose such confidential information on a "need to know" basis, but it will be up to Badner's reasonable discretion in acting on behalf of and in the best interests of the Company to determine what group or groups "need to know" about such information pursuant to the nature and scope of this Agreement;

     (b) The disclosure of confidential information from the Company to Badner further to the intents and purposes of this Agreement will prohibit Badner from directly or indirectly using the Confidential Information in a manner that is in conflict with or contrary to the best interests of the Company, except with the Company's written consent;

     (c) Badner will not use Confidential Information in a manner that in the view of the Company would constitute a direct or indirect use for a purpose which is in competition with the best interests of the Company or would be a circumvention of the Company's right or interest in a particular business opportunity.

     (d) The meaning of confidential information (herein called "Confidential Information") will include any information disclosed by the Company that is declared by the Company either verbally or in writing, depending on the means of communication of such Confidential Information by the Company to Bader.


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     (e)  The  restrictions on disclosure of Confidential  Material do not apply to any of the following circumstances:

          (i) Information forming part of the public domain, which became such through no disclosure or breach of this Agreement on the Badner's behalf;

          (ii) Information which Badner can independently prove was received from a Third Party, which was legally entitled to disclose such information;

          (iii) Information which Badner is legally obligated to disclose in compliance with any applicable law, statute, regulation, order, ruling or directive of an official, tribunal or agency which is binding on Badner, provided that Badner must also provide the Company with notice of such disclosure at or before releasing or disclosing the Confidential Information to such official, tribunal or agency so that the Company is afforded an opportunity to file a written objection to such disclosure with such official, tribunal or agency.

8. Badner understands, acknowledges and agrees the covenants to keep the Confidential Information confidential and not disclosed it to third parties, except in conformity with this Agreement, is necessary to protect the proprietary interests of Company in such Confidential Information and a breach of these covenants would cause significant loss to the Company in regard to its competitive advantage, market opportunities and financial investment associated with protection of its Confidential Information.

9. Badner further understands, acknowledges and agrees that a breach of its covenants of confidentiality, non-disclosure, non-competition and non-circumvention under paragraphs 8 and 9 this Agreement (in combination the "Covenants of Confidentiality and Non disclosure"), will likely cause such irreparable harm to the Company that damages alone would bean inadequate remedy and Badner consents and agrees that equitable remedies including injunctive relief against any further breach by the it is reasonably justified in addition to any claim for damages based on a breach of these covenants.

10. The parties mutually acknowledge, confirm and agree that the Covenants of Confidentiality and Non-Disclosure will survive Termination of this Agreement and will continue to bind Badner to protect the Company's interest in such Confidential Information disclosed pursuant to this Agreement.


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[SIGNATURE PAGE TO ENGAGEMENT LETTER OF AGREEMENT]


If the foregoing correctly sets forth the understanding between us, please sign below where indicated.

Very truly yours,

THE BADNER GROUP LLC



By:
   ____________________________
Name:    David Badner
Title:   Owner/Managing Partner



ACCEPTED AND AGREED TO AS OF THIS ____ DAY OF ________, 2008.

GENEVA RESOURCES INC.



By: /s/ MARCUS JOHNSON
   ____________________________
Name:    Marcus Johnson
Title:   President







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